Investor Contact	Media Contact
Linda Ventresca	Keith Trivitt
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	keith.trivitt@axiscapital.com
(441) 405-2727	(212) 715-3557

AXIS CAPITAL REPORTS FOURTH QUARTER 2017 RESULTS

For the fourth quarter of 2017, the Company reports:

•	Net loss attributable to common shareholders of $38 million, or $(0.46) per diluted common share

•	Non-GAAP operating income[1] of $20 million, or $0.24 per diluted common share[1]

•	Combined ratio of 100.7% for the quarter, compared to 96.7% in the prior year quarter

•	Diluted book value per common share of $53.88

•	Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, of $133 million, compared to $59 million the prior year

Pembroke, Bermuda, February 7, 2018 - AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today reported net loss attributable to common shareholders for the fourth quarter of 2017 of $38 million, or $(0.46) per diluted common share, compared with net income of $131 million, or $1.48 per diluted common share, for the fourth quarter of 2016. Net loss attributable to common shareholders for the year ended December 31, 2017 was $416 million, or $(4.94) per diluted common share, compared with net income of $465 million, or $5.08 per diluted common share, for the same period in 2016.

Non-GAAP operating income for the fourth quarter of 2017 was $20 million, or $0.24 per diluted common share, compared with non-GAAP operating income of $101 million, or $1.14 per diluted common share, for the fourth quarter of 2016. For the year ended December 31, 2017, AXIS Capital reported non-GAAP operating loss of $265 million, or $(3.15) per diluted common share, compared with non-GAAP operating income of $410 million, or $4.48 per diluted common share for the same period in 2016.

1Non-GAAP operating income (loss) and non-GAAP operating income (loss) per diluted common share are non-GAAP financial measures as defined in SEC Regulation G. The reconciliations of non-GAAP measures to the most comparable GAAP financial measures (net income (loss) available to common shareholders and diluted earnings per common share, respectively) are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the fourth quarter and full year 2017 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:
“The fourth quarter of 2017 extended the themes established earlier in the year: Significant catastrophe activity, higher attritional property losses, the ongoing effects of the Ogden rate change in the UK, and the cumulative impact of several years of intense competition. Although our loss for the year is clearly disappointing, we operate in an industry that experiences occasional high-severity events. To balance against this, we manage our risks to ensure we remain strong and able to provide the seamless, high-quality protection our clients and partners in distribution have come to expect of us. The actions we have taken over recent quarters to reduce earnings volatility have helped to temper the impact to our financial results in a period where industry catastrophe losses were in excess of $100 billion. We closed 2017 with a diluted book value per share of $53.88, a decrease of 7.5% from December 31, 2016, which is not unreasonable when compared to the scale of market losses observed during the period.

Notwithstanding the industry backdrop,  it was a very successful quarter and year from an organizational development perspective, as we closed on the acquisition of Novae and made further progress on strategic initiatives, all of which have contributed to the delivery of a much stronger platform with differentiated positioning and leadership positions in key markets.

This was the first quarter in which we included Novae in our financial reporting and, as such, there are a number of moving parts in our results. We remain pleased with the progress we have made thus far in integrating this business into AXIS and laying the groundwork to realize significant value from the transaction. Our experience to date indicates the strategic and financial benefits from the acquisition of Novae will exceed our initial expectations.

As we look ahead, our stronger industry positioning and increased relevance in our core markets have allowed us to take advantage of improving market conditions at recent renewals, and establish positive momentum as we move past the 1/1 renewals and deeper into 2018, to deliver enhanced profitability.”

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Fourth Quarter Highlights2

•
Gross premiums written increased by $366 million, or 50%, to $1,097 million, with an increase of 65% in our reinsurance segment and an increase of 47% in our insurance segment, with the increase in the insurance segment primarily attributable to the acquisition of Novae Group plc ("Novae"), which closed at the beginning of the quarter;

•
After adjusting for the impact of the Novae acquisition, gross premiums written increased by $121 million, or 17%, with an increase of 62% in our reinsurance segment and an increase of 7% in our insurance segment;

•	Net premiums written increased by 57% to $729 million;

•	Net premiums earned increased by 31% to $1,211 million;

•	Combined ratio of 100.7%, compared to 96.7%;

•	Current accident year combined ratio of 105.4%, compared to 104.1%;

•
Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, of $133 million, or 11.2 points, on the current accident year loss ratio, compared to $59 million, or 6.4 points;

•	Favorable prior year reserve development of $57 million (benefiting the combined ratio by 4.7 points), compared to $68 million (benefiting the combined ratio by 7.4 points);

•	Fee income from strategic capital partners[3] of $8 million, compared to $7 million;

•	Net investment income increased to $101 million, compared to $96 million;

•
On January 1, 2018, the Company entered into an agreement for the Reinsurance to Close ("RITC") of the 2015 and prior years of account of Novae’s Syndicate 2007, effectively transferring responsibility for discharging all liabilities associated with all business underwritten by Novae in 2015 and prior years. This transaction resulted in a positive financial impact, which has been reflected in the fair values of Novae's assets acquired and liabilities assumed on the acquisition date during the fourth quarter of 2017;

•
Revaluation of net deferred tax assets pursuant to U.S. Tax Reform resulted in the recognition of a tax expense of $42 million in the quarter. This expense did not affect the Company’s non-GAAP operating income;

•
Pre-tax total return on cash and investments[4] of 0.6%, including foreign exchange movements, or 0.5%, excluding foreign exchange movements[5]. The prior period pre-tax total return was (1.1)% including foreign exchange movement, or (0.8)% excluding foreign exchange movements;

•	Transaction and reorganization expenses related to the acquisition and integration of Novae totaled $21 million and are not included in the Company’s non-GAAP operating income;

•	Net cash flows used in operations of $56 million, compared to net cash flows from operations of $141 million;

•	Diluted book value per common share of $53.88, a decrease of 3% compared to the prior quarter driven by common share dividends declared and the net loss generated;

•	Quarterly common share dividend declared increased by 3% to $0.39 per common share;

•	Adjusted for dividends declared, diluted book value per share decreased during the quarter by $1.06 or 2%.

2All comparisons are with the same period of the prior year, unless otherwise stated.
3Fee income from strategic capital partners represents service fees and reimbursement of expenses earned by AXIS Capital's reinsurance segment.
4Pre-tax total return on cash and investments includes net investment income (loss), net realized investment gains (losses), interest in income (loss) of equity method investments and the change in unrealized gains (losses) generated by our average cash and investment balances. Total cash and invested assets represents total cash, available for sale investments, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
5Pre-tax total return on cash and investments excluding foreign exchange movements is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure, also included foreign exchange gains (losses) of $17 million and $(39) million for the quarters ended December 31, 2017 and 2016, respectively, and foreign exchange gains (losses) of $80 million and $(79) million for the years ended December 31, 2017 and 2016, respectively.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Full Year Highlights2

•
Gross premiums written increased by $586 million, or 12%, to $5.6 billion, with an increase of $178 million, or 8%, in our reinsurance segment and an increase of $408 million, or 15%, in our insurance segment;

•	Net premiums written increased by 7% to $4.0 billion;

•	Net premiums earned increased by 12% to $4.1 billion;

•	Combined ratio of 113.1%, compared to 95.9%;

•	Current accident year combined ratio of 118.0%, compared to 103.8%;

•	Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, of $835 million, or 20.4 points, compared to $204 million, or 5.6 points;

•	Favorable prior year reserve development of $200 million (benefiting the combined ratio by 4.9 points), compared to $292 million (benefiting the combined ratio by 7.9 points);

•	Net investment income increased to $401 million compared to $353 million;

•	Fee income from strategic capital partners[3] of $36 million, compared to $22 million;

•
Pre-tax total return on cash and investments[4] of 4.0%, including foreign exchange movements, or 3.5%, excluding foreign exchange movements[5]. The comparable prior period pre-tax total return was 2.5% including (or 3.0% excluding) foreign exchange movements;

•	Net cash flows from operations of $256 million, compared to $407 million;

•	Diluted book value per common share of $53.88, a decrease of 7.5% from December 31, 2016;

•	Adjusted for dividends declared of $1.53 per common share, diluted book value per share decreased by $2.86, or 5%, from December 31, 2016;

•	During 2017, we returned $418 million in the form of dividends and share repurchases, which reduced our share count by 4%.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $893 million in the fourth quarter of 2017, an increase of $286 million, or 47%, compared to gross premiums written of $607 million in the fourth quarter of 2016. This increase included gross premiums written of $241 million attributable to property, professional lines, and marine lines associated with our recent acquisition of Novae. In addition, gross premiums written increased by $45 million, or 7% (6% increase on a constant currency basis6), attributable to our accident and health, professional lines, and liability lines driven by new business. These increases were partially offset by a decrease in our property lines following our exit from some U.S. retail insurance operations last year and a decrease in our marine lines largely driven by timing differences.

For the twelve months ended December 31, 2017, gross premiums written were $3.1 billion, an increase of $408 million, or 15%, compared to gross premiums written of $2.7 billion in 2016. This increase included gross premiums written of $241 million attributable to property, professional lines, and marine lines associated with our acquisition of Novae. In addition, gross premiums written increased by $166 million, or 6% (6% on a constant currency basis6), attributable to our accident and health, liability and professional lines driven by new business, together with an increase in our aviation lines associated with the acquisition of Aviabel completed earlier this year. These increases were partially offset by a decrease in our property lines following our exit from U.S. retail insurance operations last year and a decrease in our marine lines largely driven by timing differences.

Net premiums written increased by 48% and 16% in the three and twelve months ended December 31, 2017, respectively, compared to the same periods in 2016. Excluding the impact of the increase in net premiums written associated with our acquisition of Novae, net premiums written increased by 11% and 8% (10% and 8% on a constant currency basis6), respectively. These increases reflect the increase in gross premiums written together with a decrease in premiums ceded in our property lines, partially offset by an increase in premiums ceded in our liability lines.

6Amounts presented on a constant currency basis are non-GAAP financial measures as defined in SEC Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts. The reconciliations to the most comparable GAAP financial measures are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net premiums earned increased by 45% in the fourth quarter of 2017, compared to the same periods in 2016. Excluding the impact of the increase in net premiums earned associated with our acquisition of Novae, net premiums earned increased by 9% (9% on a constant currency basis6). This increase was driven by strong premium growth in our accident and health lines in recent periods together with premium growth in our aviation lines associated with our the acquisition of Aviabel completed earlier this year.

For the twelve months ended December 31, 2017, net premiums earned increased by 19%, compared to the same periods in 2016. Excluding the impact of the increase in net premiums earned associated with our acquisition of Novae, net premiums earned increased by 9% (10% on a constant currency basis6). This increase was driven by strong premium growth in our accident and health lines in recent periods together with premium growth in our aviation lines associated with our acquisition of Aviabel, partially offset by a decrease in ceded premiums earned in our property lines.

Our insurance segment reported underwriting income of $41 million for the current quarter, compared to $6 million in the fourth quarter of 2016. The current quarter’s underwriting results reflected a combined ratio of 94.1%, compared to 98.6% in the same period in 2016. This included an increase in the current accident year loss ratio to 66.5% this quarter from 66.2% in the fourth quarter of 2016. During the fourth quarter of 2017, we incurred pre-tax catastrophe and weather-related losses of $34 million, or 5.1 points, primarily related to the wildfires in Northern and Southern California and other U.S. weather-related events, compared to $48 million, or 10.6 points, of catastrophe and weather-related losses reported during the same period of 2016. After adjusting for catastrophe and weather-related losses, the segment's current accident year loss ratio in the fourth quarter increased by 5.8 points, compared to the same period in 2016, primarily due to an increase in attritional loss experience in our property and aviation lines, together with the adverse impact of rate and trend, partially offset by changes in business mix.

Net favorable prior year reserve development was $18 million, or 2.7 points, this quarter compared to $13 million, or 2.8 points, in the fourth quarter of 2016.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The segment's acquisition cost ratio increased in the quarter to 16.6% from 14.5% primarily as a result of changes in business mix.

The segment's general and administrative expense ratio decreased in the quarter to 13.7% from 20.7%, compared to the same period in 2016, largely attributable to a decrease in performance-related compensation costs and an increase in net premiums earned, partially offset by general and administrative expenses associated with our acquisition of Novae.

For the twelve months ended December 31, 2017, our insurance segment reported an underwriting loss of $228 million, compared to underwriting income of $38 million for the same period in 2016. The decrease in underwriting income was principally driven by pre-tax catastrophe and weather-related losses reported in 2017 of $412 million, or 19.6 points, primarily attributable to Hurricanes Harvey, Irma, and Maria, the two earthquakes in Mexico, the wildfires in Northern and Southern California, and other U.S. weather events, compared to $121 million, or 6.8 points, of catastrophe and weather-related losses reported during 2016. Underwriting loss was also impacted by an increase in the segment's acquisition cost ratio and an increase in the current accident year loss ratio excluding catastrophe and weather-related losses.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $203 million in the fourth quarter of 2017, an increase of $80 million, or 65%, compared to gross premiums written of $123 million in the fourth quarter of 2016. The increase in gross premiums written was attributable to our credit and surety, catastrophe, property, agriculture, and motor lines. The increases in our credit and surety, catastrophe, and agriculture lines were primarily driven by favorable premium adjustments. In addition, the increases in our property and motor lines were driven by new business.

For the twelve months ended December 31, 2017, gross premiums written were $2.4 billion, an increase of $178 million, or 8%, compared to gross premiums written of $2.2 billion in 2016. The increase in gross premiums written was attributable to our catastrophe, agriculture, property, and motor lines, partially offset by a decrease in our credit and surety lines. The increase in our catastrophe and property lines was driven by new business spread across several cedants. Favorable premium adjustments and reinstatement premiums also contributed to the increase in premiums written in our catastrophe, property, and agriculture lines. The increase in our motor lines was driven by new business and favorable premium adjustments,

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

partially offset by the impact of foreign exchange movements and a lower level of premiums written on a multi-year basis during 2017, compared to 2016. The decrease in our credit and surety lines was primarily due to a lower level of premiums written on a multi-year basis.

Net premiums written increased by 93% in the three months ended December 31, 2017, compared to the same period in 2016, reflecting the increase in gross premiums written, as well as a decrease in premiums ceded to our strategic capital partners. The decrease in premiums ceded was attributable to our professional lines and timing differences in our agriculture lines.

For the twelve months ended December 31, 2017, net premiums written were comparable to the same period in 2016, reflecting the increase in gross premiums written, as well as an increase in premiums ceded in our catastrophe, credit and surety, and agriculture lines.

Net premiums earned increased by 18% in the fourth quarter of 2017, compared to the same period in 2016. The increase in net premiums earned was driven by strong premium growth in our agriculture, liability, and property lines, as well as a decrease in ceded premiums earned in our liability lines.

For the twelve months ended December 31, 2017, net premiums earned increased by 6%, compared to the same period in 2016. The increase in net premiums earned was driven by an increase in gross premiums earned in our agriculture, motor, and property lines, partially offset by an increase in ceded premiums earned in our professional, agriculture, and property lines, together with a decrease in gross premiums earned in our professional lines.

Our reinsurance segment reported an underwriting loss of $15 million for the current quarter, compared to underwriting income of $60 million in the fourth quarter of 2016. The current quarter's underwriting results reflected a combined ratio of 102.9%, compared to 87.6% in the same period in 2016. This included an increase in the current accident year loss ratio to 82.9% this quarter from 65.9% in the fourth quarter of 2016. During the fourth quarter of 2017, we incurred pre-tax catastrophe and weather-related losses, net of reinstatement premiums, of $99 million, or 18.3 points, primarily attributable to the wildfires in Northern and Southern California, together with losses associated with an aggregate excess of loss reinsurance cover, compared to $11 million, or 2.3%, of catastrophe and weather-related losses reported during the same period in 2016. After adjusting for catastrophe and weather-related losses, the segment's current accident year loss ratio in the fourth quarter increased by 1.0 point, compared to the same period

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

in 2016, primarily due to attritional loss experience in our Novae discontinued lines and the ongoing impact of the Ogden rate change on our motor lines.

Net favorable prior year reserve development was $38 million, or 6.9 points, this quarter, compared to $56 million, or 11.9 points, in the fourth quarter of 2016.

The segment's acquisition cost ratio decreased in the quarter to 22.7% from 25.9%, compared to the same period in 2016, attributable to changes in business mix, together with favorable adjustments related to loss sensitive features and reinstatement premiums.

The segment's general and administrative expense ratio decreased in the quarter to 4.2% from 7.7%, compared to the same period in 2016, largely attributable to a decrease in performance-related compensation costs.

For the twelve months ended December 31, 2017, our reinsurance segment reported an underwriting loss of $185 million, compared to underwriting income of $242 million for the same period in 2016. The decrease in underwriting income was principally driven by pre-tax catastrophe and weather-related losses, net of reinstatement premiums, reported in 2017 of $422 million, or 21.1 points, primarily attributable to Hurricanes Harvey, Irma, and Maria, the two earthquakes in Mexico, the wildfires in Northern and Southern California, and other U.S. weather events, compared to $83 million, or 4.4 points, of pre-tax catastrophe and weather-related losses, net of reinstatement premiums, reported during 2016. The underwriting loss was also impacted by lower net favorable prior year development and an increase in the current accident year loss ratio, excluding catastrophe and weather-related losses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $101 million for the quarter represents an increase of $5 million from the fourth quarter of 2016 and an increase of $6 million from the third quarter of 2017, primarily due to an increase in interest income from fixed maturities attributable to our acquisition of Novae. The changes in the fair value of our alternative investments ("other investments") generated $17 million of income in the fourth quarter of 2017, compared to $17 million in the fourth quarter of 2016 and income of $17 million in the third quarter of 2017.

For the twelve months ended December 31, 2017, net investment income was $401 million, an increase of $47 million from 2016, largely driven by changes in the fair value of our alternative investments. These investments generated $77 million of income in 2017, compared to income of $43 million in 2016.

Net realized investment gains for the quarter were $43 million, compared to $20 million of net realized investment losses in the fourth quarter of 2016 and $15 million of net realized investment gains in the third quarter of 2017. Net realized investment gains for the quarter were driven by realized investment gains on equity exchange-traded funds following the rally in the equity markets.

Capitalization / Shareholders’ Equity

Our total capital7 at December 31, 2017 was $6.7 billion, including $1.4 billion of long-term debt and $775 million of preferred equity, compared to $7.3 billion at December 31, 2016. The decrease in total capital is attributable to the net loss generated, the redemption of $351 million of 6.875% Series C preferred shares, the repurchase of $286 million of our common shares during the year ended December 31, 2017 and common share dividends declared. These increases were partially offset by the issuance of $350 million of 4% senior notes and an increase in unrealized investment gains reported in other comprehensive income in the year ended December 31, 2017. The Company used a portion of the proceeds from the issuance of senior notes to repay a Novae term loan and intends to use a further portion of the proceeds from the issuance of senior notes to repay or redeem its 2.650% Senior Notes due on April 1, 2019.

7Total capital represents the sum of total shareholders' equity and our notes payable and debt.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Following the offer to acquire Novae on July 5, 2017, the Company suspended its open market share repurchase program. AXIS Capital acquired the shares of Novae on October 2, 2017. As of February 7, 2018, the authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2017 has expired and a common share repurchase plan has not been authorized for 2018.

Diluted book value per common share, calculated on a treasury stock basis, declined by $1.45 in the current quarter, and by $4.39 for the year ended December 31, 2017, to $53.88. The quarterly decrease was primarily driven by common share dividends declared and the net loss generated. The year-to-date decrease was primarily driven by our net loss generated and common dividends declared, partially offset by an increase in unrealized investment gains reported in other comprehensive income.

During the fourth quarter of 2017, the Company declared common dividends of $0.39 per common share, with the total dividends declared of $1.53 per common share over the past year. Adjusted for dividends declared, the diluted book value per common share decreased by $1.06, or 2%, for the quarter and decreased by $2.86, or 5%, for the full year.

Acquisition of Novae Group plc

On October 2, 2017 (the "closing date" or the "acquisition date"), AXIS Capital acquired Novae. The results of Novae are included in the AXIS Capital results from the acquisition date.

The purchase price of $616.9 million was allocated to the assets acquired and liabilities assumed of Novae based on estimated fair values at the closing date. The Company identified Value of Business Acquired8 ("VOBA"), which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction, of $208 million, after-tax and finite lived other intangible assets9 primarily related to distribution networks of $107 million, after-tax. The Company also identified indefinite lived intangible assets9 related to Lloyd’s of London syndicate capacity of $79 million, after-tax and goodwill of $54 million.

8VOBA, after-tax is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to VOBA, the most comparable GAAP financial measure, included deferred tax liability of $48,992 at October 2, 2017.
9Intangible assets, after-tax is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to intangible assets, the most comparable GAAP financial measure, included deferred tax liability of $37,946 at October 2, 2017.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The allocation of the purchase price to the assets acquired and liabilities assumed of Novae based on estimated fair values at the closing date, resulted in the write-off of the deferred acquisition cost asset on Novae's balance sheet at the acquisition date as the value of policies in-force on that date are considered within VOBA. Consequently, Novae's underwriting income in the quarter included the recognition of premium attributable to Novae's balance sheet at October 2, 2017 without the recognition of the associated acquisition costs.

Amortization of intangibles of $53 million including amortization of VOBA of $50 million and amortization of distribution networks of $2.5 million was recognized in the quarter. This expense affected the Company’s non-GAAP operating income but was not included in the results of the Company's insurance and reinsurance segments.

VOBA will be amortized over its economic useful life in line with the recognition of the premiums attributable to Novae's balance sheet at October 2, 2017.

Conference Call

We will host a conference call on Thursday, February 8, 2018 at 10:00 AM (Eastern) to discuss the fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 5955765. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 10115814. The webcast will be archived in the Investor Information section of the Company's website.

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2017 is available in the Investor Information section of the Company's website.

On January 29, 2018, the Company made available on its website certain balance sheet information for Novae including fair value adjustments relating to purchase accounting at October 2, 2017. In addition, the Company made available on its website supplemental financial information presenting unaudited

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

historical financial information for Novae for the nine months ended September 30, 2017 and the quarterly periods therein.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with total shareholders’ equity at December 31, 2017 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada, and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Follow AXIS Capital on LinkedIn: at https://www.linkedin.com/company/axis-capital/ and Twitter: at https://twitter.com/AXIS_Capital

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2017 (UNAUDITED) AND DECEMBER 31, 2016

	2017	2016

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,622,006	$11,397,114
Equity securities, available for sale, at fair value	635,511	638,744
Mortgage loans, held for investment, at amortized cost and fair value	325,062	349,969
Other investments, at fair value	1,009,373	830,219
Equity method investments	108,597	116,000
Short-term investments, at amortized cost and fair value	83,661	127,461
Total investments	14,784,210	13,459,507
Cash and cash equivalents	948,626	1,039,494
Restricted cash and cash equivalents	415,160	202,013
Accrued interest receivable	81,223	74,971
Insurance and reinsurance premium balances receivable	3,012,419	2,313,512
Reinsurance recoverable on unpaid and paid losses	3,338,840	2,334,922
Deferred acquisition costs	474,061	438,636
Prepaid reinsurance premiums	809,274	556,344
Receivable for investments sold	11,621	14,123
Goodwill	102,003	47,148
Intangible assets	257,987	37,901
Value of business acquired	206,838	—
Other assets	317,915	295,120
Total assets	$24,760,177	$20,813,691

Liabilities
Reserve for losses and loss expenses	$12,997,552	$9,697,827
Unearned premiums	3,641,399	2,969,498
Insurance and reinsurance balances payable	899,064	493,183
Notes payable and debt	1,376,529	992,950
Payable for investments purchased	100,589	62,550
Other liabilities	403,780	325,313
Total liabilities	19,418,913	14,541,321

Shareholders' equity
Preferred shares	775,000	1,126,074
Common shares	2,206	2,206
Additional paid-in capital	2,299,166	2,299,857
Accumulated other comprehensive income (loss)	92,382	(121,841)
Retained earnings	5,979,666	6,527,627
Treasury shares, at cost	(3,807,156)	(3,561,553)
Total shareholders' equity	5,341,264	6,272,370
Total liabilities and shareholders' equity	$24,760,177	$20,813,691

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2017 AND 2016

	Quarters ended		Years ended
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,211,495	$921,879	$4,148,760	$3,705,625
Net investment income	100,908	95,517	400,805	353,335
Other insurance related income (losses)	3,180	2,372	(1,240)	7,222
Bargain purchase gain	—	—	15,044	—
Net realized investment gains (losses)	43,038	(20,229)	28,226	(60,525)
Total revenues	1,358,621	999,539	4,591,595	4,005,657

Expenses
Net losses and loss expenses	840,132	540,612	3,287,772	2,204,197
Acquisition costs	234,713	187,305	823,591	746,876
General and administrative expenses	145,723	163,164	579,428	602,717
Foreign exchange losses (gains)	44,644	(51,514)	134,737	(121,295)
Interest expense and financing costs	16,434	12,774	54,811	51,360
Transaction and reorganization expenses	20,748	—	26,718	—
Amortization of value of business acquired	50,104	—	50,104	—
Amortization of intangibles	2,543	—	2,543	—
Total expenses	1,355,041	852,341	4,959,704	3,483,855

Income (loss) before income taxes and interest in income (loss) of equity method investments	3,580	147,198	(368,109)	521,802
Income tax (expense) benefit	(31,005)	1,373	7,542	(6,340)
Interest in income (loss) of equity method investments	—	340	(8,402)	(2,094)
Net income (loss)	(27,425)	148,911	(368,969)	513,368
Preferred shares dividends	10,656	16,690	46,810	46,597
Loss on repurchase of preferred shares	—	1,309	—	1,309
Net income (loss) available to common shareholders	$(38,081)	$130,912	$(415,779)	$465,462

Per share data
Net income (loss) per common share:
Basic net income (loss)	$(0.46)	$1.50	$(4.94)	$5.13
Diluted net income (loss)	$(0.46)	$1.48	$(4.94)	$5.08
Weighted average number of common shares outstanding - basic	83,160	87,552	84,108	90,772
Weighted average number of common shares outstanding - diluted	83,160	88,474	84,108	91,547
Cash dividends declared per common share	$0.39	$0.38	$1.53	$1.43

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2017 AND 2016

	2017			2016
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$893,442	$203,059	$1,096,501	$607,446	$123,204	$730,650
Net premiums written	554,705	174,719	729,424	374,068	90,319	464,387
Net premiums earned	658,093	553,402	1,211,495	454,672	467,207	921,879
Other insurance related income	2,381	799	3,180	146	2,226	2,372
Net losses and loss expenses	(419,536)	(420,596)	(840,132)	(288,161)	(252,451)	(540,612)
Acquisition costs	(109,084)	(125,629)	(234,713)	(66,138)	(121,167)	(187,305)
Underwriting-related general and
administrative expenses(10)	(90,704)	(22,996)	(113,700)	(94,205)	(35,864)	(130,069)
Underwriting income (loss)(11)	$41,150	$(15,020)	26,130	$6,314	$59,951	66,265

Corporate expenses(10)			(32,023)			(33,095)
Net investment income			100,908			95,517
Net realized investment gains (losses)			43,038			(20,229)
Foreign exchange (losses) gains			(44,644)			51,514
Interest expense and financing costs			(16,434)			(12,774)
Transaction and reorganization expenses			(20,748)			—
Amortization of value of business acquired			(50,104)			—
Amortization of intangibles			(2,543)			—
Income (loss) before income taxes and interest in income (loss) of equity method investments			$3,580			$147,198

Net loss and loss expense ratio	63.8%	76.0%	69.3%	63.4%	54.0%	58.6%
Acquisition cost ratio	16.6%	22.7%	19.4%	14.5%	25.9%	20.3%
General and administrative
expense ratio	13.7%	4.2%	12.0%	20.7%	7.7%	17.8%
Combined ratio	94.1%	102.9%	100.7%	98.6%	87.6%	96.7%
10Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to total general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $32 million and $33 million for the quarters ended December 31, 2017 and 2016, respectively.
11Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP measure, is presented above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2017 (UNAUDITED) AND 2016

	2017			2016
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$3,127,837	$2,428,436	$5,556,273	$2,720,242	$2,249,966	$4,970,208
Net premiums written	2,087,734	1,939,409	4,027,143	1,807,125	1,945,849	3,752,974
Net premiums earned	2,106,363	2,042,397	4,148,760	1,777,321	1,928,304	3,705,625
Other insurance related income (losses)	3,458	(4,698)	(1,240)	89	7,133	7,222
Net losses and loss expenses	(1,661,032)	(1,626,740)	(3,287,772)	(1,141,933)	(1,062,264)	(2,204,197)
Acquisition costs	(332,749)	(490,842)	(823,591)	(251,120)	(495,756)	(746,876)
Underwriting-related general and
administrative expenses(10)	(344,012)	(105,471)	(449,483)	(346,857)	(135,844)	(482,701)
Underwriting income (loss)(11)	$(227,972)	$(185,354)	(413,326)	$37,500	$241,573	279,073

Corporate expenses(10)			(129,945)			(120,016)
Net investment income			400,805			353,335
Net realized investment gains (losses)			28,226			(60,525)
Foreign exchange (losses) gains			(134,737)			121,295
Interest expense and financing costs			(54,811)			(51,360)
Bargain purchase gain			15,044			—
Transaction and reorganization expenses			(26,718)			—
Amortization of value of business acquired			(50,104)			—
Amortization of intangibles			(2,543)			—
Income (loss) before income taxes and interest in income (loss) of equity method investments			$(368,109)			$521,802

Net loss and loss expense ratio	78.9%	79.6%	79.2%	64.3%	55.1%	59.5%
Acquisition cost ratio	15.8%	24.0%	19.9%	14.1%	25.7%	20.2%
General and administrative
expense ratio	16.3%	5.2%	14.0%	19.5%	7.0%	16.2%
Combined ratio	111.0%	108.8%	113.1%	97.9%	87.8%	95.9%
10Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to total general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $130 million and $120 million for the years ended December 31, 2017 and 2016, respectively.
11Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP measure, is presented above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
NON-GAAP OPERATING INCOME, NON-GAAP OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2017 AND 2016

	Quarters ended		Years ended
	2017	2016	2017	2016

	(in thousands, except per share amounts)

Net income (loss) available to common shareholders	$(38,081)	$130,912	$(415,779)	$465,462
Net realized investment (gains) losses, net of tax(12)	(42,908)	19,688	(26,204)	62,355
Foreign exchange losses (gains), net of tax(13)	41,109	(51,409)	126,960	(119,181)
Revaluation of net deferred tax asset(14)	41,629	—	41,629	—
Bargain purchase gain(14)	—	—	(15,044)	—
Transaction and reorganization expenses, net of tax(15)	18,130	—	23,879	—
Loss on repurchase of preferred shares(14)	—	1,309	—	1,309
Non-GAAP operating income (loss)	$19,879	$100,500	$(264,559)	$409,945

Earnings (loss) per common share - diluted	$(0.46)	$1.48	$(4.94)	$5.08
Net realized investment (gains) losses, net of tax	(0.52)	0.22	(0.31)	0.68
Foreign exchange losses (gains), net of tax	0.50	(0.57)	1.51	(1.29)
Revaluation of net deferred tax asset	0.50	—	0.49	—
Bargain purchase gain	—	—	(0.18)	—
Transaction and reorganization expenses, net of tax	0.22	—	0.28	—
Loss on repurchase of preferred shares	—	0.01	—	0.01
Non-GAAP operating income (loss) per common share - diluted	$0.24	$1.14	$(3.15)	$4.48

Weighted average common shares and common share
equivalents - diluted	83,160	88,474	84,108	91,547

Average common shareholders' equity	$4,622,982	$5,273,477	$4,856,280	$5,192,668

Annualized return on average common equity	(3.3%)	9.9%	(8.6)%	9.0%

Annualized non-GAAP operating return on average common equity(16)	1.7%	7.6%	(5.4)%	7.9%

12Tax cost (benefit) of $130 and $(541) for the quarters ended December 31, 2017 and 2016, respectively, and $2,022 and $1,830 for the years ended 2017 and 2016, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
13Tax cost (benefit) of $(3,535) and $105 for the quarters ended December 31, 2017 and 2016, respectively, and $(7,777) and $2,114 for the years ended 2017 and 2016, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
14Tax impact is nil.
15Tax cost (benefit) of $(2,618) and $(2,839) for the quarter and year ended December 31, 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
16Annualized non-GAAP operating return on average common equity is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to the most comparable GAAP financial measure annualized return on average common equity is provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions, information regarding our estimates of losses related to natural disasters, and our estimates of the effects of the Tax Cuts and Jobs Act of 2017 ("U.S. Tax Reform") on our results of operations. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, (24) the failure to successfully integrate acquired businesses or realize the expected synergies resulting from such acquisitions, (25) changes in tax laws, and (26) the other factors set forth in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), as such factors may be updated from time to time in our periodic and other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this release, we present underwriting-related general and administrative expenses, consolidated underwriting income, non-GAAP operating income (in total and on a per share basis), amounts presented on a constant currency basis, and pre-tax total return on cash and investments excluding foreign exchange movements, which are non-GAAP financial measures as defined in SEC Regulation G. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the U.S.

Underwriting-Related General and Administrative Expenses
Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While this financial measure is presented in the Segment Information footnote to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income. General and administrative expenses (the most comparable GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses.

The reconciliation of underwriting-related general and administrative expenses to general and administrative expenses, the most comparable GAAP measure, is included in the Consolidated Segmental Data section of this press release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income
Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (losses) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. While this measure is presented in the Segment Information footnote to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it is appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

Foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange losses (gains) on our investment portfolio, generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance, and therefore, exclude them from consolidated underwriting income.

Interest expense and financing costs primarily relate to interest payable on our senior notes. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income.

The bargain purchase gain, recognized upon the acquisition of Aviabel, reflects the amount by which the fair value of the net identifiable assets acquired exceeded the fair value of consideration transferred and is excluded from consolidated underwriting income since it is not related to underwriting process.

Transaction and reorganization expenses associated with our acquisition of Novae are driven by business decisions, the nature and timing of which are not related to the underwriting process and for this reason, these expenses are excluded from consolidated underwriting income.

Loss on repurchase of preferred shares arose from capital transactions that are not reflective of underlying business performance, and therefore, is excluded from consolidated underwriting income.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Amortization of intangibles arose from business decisions, the nature and timing of which are not related to the underwriting process and for this reason, these expenses are excluded from consolidated underwriting income.

The revaluation of net deferred tax asset ("DTA") resulted in a tax expense recognized in the fourth quarter of 2017 related to the revaluation of our net DTA, due to the reduction in the U.S. corporate income tax rate from 35% to 21% enacted as part of the U.S. Tax Reform. The nature and timing of the tax expense associated with the U.S. Tax Reform is not related to the underwriting process, and for this reason, this expense is excluded from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities. The reconciliation of consolidated underwriting income to income before income taxes and interest in income (loss) of equity method investments (the most comparable GAAP financial measure) is included in the Consolidated Segmental Data section of this press release.

Non-GAAP Operating Income
Non-GAAP operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains), revaluation of net deferred tax asset, bargain purchase gain, transaction and reorganization expenses, and loss on repurchase of preferred shares.

Although the investment of premiums to generate income and realized investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in net income (loss), thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the foreign exchange losses (gains) in our Statement of Operations in isolation are not a fair representation of the performance of our business.

The revaluation of net deferred tax asset resulted in a tax expense recognized in the fourth quarter of 2017 related to the revaluation of our net DTA, due to the reduction in the U.S. corporate income tax rate from 35% to 21% enacted as part of the U.S. Tax Reform. The nature and timing of the tax expense associated with the U.S. Tax Reform is not related to the underwriting process and is not representative of underlying business performance.

The bargain purchase gain, recognized upon the acquisition of Aviabel, reflects the amount by which the fair value of the net identifiable assets acquired exceeded the fair value of consideration transferred and is not indicative of future revenues of the company.

Transaction and reorganization expenses associated with our acquisition of Novae are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process and are not representative of underlying business performance.

Loss on repurchase of preferred shares arose from capital transactions that are not reflective of underlying business performance.

In this regard, certain users of our financial statements evaluate performance excluding after-tax net realized investment gains (losses), foreign exchange losses (gains), revaluation of deferred tax asset, bargain purchase gain, transaction and reorganization expenses, and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains), revaluation of deferred tax asset, bargain purchase gain, transaction and reorganization expenses, and losses on repurchase of preferred shares reflects the

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice, and therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of non-GAAP operating income to net income available to common shareholders, the most comparable GAAP measure, is presented in the Non-GAAP Financial Measures Reconciliation section in this release.

Constant Currency Basis
We present gross premiums written, net premiums written and net premiums earned on a constant currency basis in this release. The amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts. We believe this presentation enables investors and other users of our financial information to analyze growth of gross premiums written, net premiums written and net premiums earned on a constant basis. The reconciliation to gross premiums written, net premiums written and net premiums earned on a GAAP basis is presented in the Non-GAAP Financial Measures Reconciliation in this release.

Pre-Tax Total Return on Cash and Investments excluding Foreign Exchange Movement
Pre-tax total return on cash and investments excluding foreign exchange movements measures net investment income (loss), net realized investments gains (losses), interest in income (loss) of equity method investments, and pre-tax change in unrealized gains (losses) generated by our average cash and investment balances. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure is presented in the Fourth Quarter Highlights section in this release.
We believe this presentation enables investors and other users of our financial information to analyze the performance of our investments.

Non-GAAP Financial Measures
We also present diluted non-GAAP operating income per common share and annualized non-GAAP operating return on average common equity ("annualized non-GAAP operating ROACE"), which are derived from the non-GAAP operating income measure and are reconciled to the most comparable GAAP financial measure in the Non-GAAP Financial Measures Reconciliation in this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com